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[ALC COMMUNICATIONS CORPORATION LETTERHEAD]
                                                                     Exhibit 99



        FOR IMMEDIATE RELEASE      Contact:  David J. Thomas
        February 23, 1995                    Vice President & Treasurer
                                             (810) 433-4935

                   ALC COMMUNICATIONS CORPORATION COMPLETES
               TENDER OFFER FOR CONFERTECH INTERNATIONAL, INC.

                Bingham Farms, Michigan - ALC Communications Corporation (AMEX:ALC) announced today that Delaware Acquisition Corporation, a wholly owned subsidiary of ALC (registered), has completed its cash tender offer for all outstanding shares of common stock of ConferTech International, Inc. (NASDAQ/NMS:CFER) at a price of $8.00 per share.

                ALC stated that, based upon a preliminary count, a total of approximately 7,409,000 ConferTech (registered) shares had been tendered pursuant to the offer, which expired at midnight, New York City time, on Wednesday, February 22, 1995, and that all such shares had been or will be purchased in accordance with the terms of the offer.

                The shares tendered constitute approximately 97% of ConferTech's presently outstanding shares. There remain approximately 202,000 shares not tendered or beneficially owned by ALC.

                Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 18, 1995, by and among ALC, Delaware Acquisition Corporation and ConferTech, except for two ConferTech designees who will remain on the Board (Robert Gill and Brian P. Johnson), all of the directors of ConferTech resigned and were replaced by ALC designees (John M. Zrno, Marvin C. Moses, and William H. Oberlin).


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                  As previously announced, all ConferTech common shares not
         tendered and purchased pursuant to the offer will be acquired in a subsequent second-step merger transaction at the same $8.00 per share price. The merger is currently expected to occur on or about March 15,1995.

                ALC Communications Corporation common stock is traded on the American Stock Exchange under the symbol ALC. Allnet Communication Services, Inc., the wholly owned operating subsidiary of ALC, provides long distance products and services to customers nationwide. The Company is headquartered in Bingham Farms, Michigan.


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